                                   MERGER AGREEMENT

    THIS MERGER AGREEMENT ("Agreement") is entered into as of the 1st day of January, 1997, by and among PETER OLK AND THOMAS RAASCH (collectively, the "Shareholders" and individually, a "Shareholder"), NORTHEASTERN COMMUNICATIONS SYSTEMS, INC., a Wisconsin corporation ("NCS"), and TELECOMM INDUSTRIES CORP., a Delaware corporation ("Telecomm".)
).

                                      RECITALS:

    A. All of the issued and outstanding shares of capital stock of NCS (collectively, the "NCS Shares") are owned by the Shareholders and Ms. Sandra Perillo ("Perillo") as set forth in paragraph 1.2.2; and

    B. The Board of Directors and 94.875% of all the Shareholders of NCS desire that NCS merge with Telecomm pursuant to the terms and conditions of this Agreement and the Board of Directors and 94.875% of the Shareholders of NCS further believe that it is in the best interest of NCS and, the Shareholders of NCS, that such merger be affected by delivery of Four Hundred Thousand Dollars ($400,000) in cash and Four Hundred Thousand (400,000) shares of common stock of Telecomm, par value $.01 per share (the "Telecomm Shares"), to be distributed among NCS's Shareholders and Perillo (the "Merger Consideration"), in addition to Telecomm's assumption of NCS liabilities as otherwise set forth in this Agreement; and

    NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the parties agree as follows:

                                      ARTICLE I
                                      THE MERGER

    1.1 ADOPTION OF PLAN OF MERGER. NCS has taken all requisite corporate action prior to the date hereof for the purposes of adopting and approving this Agreement pursuant to Section 1701.78 of the Ohio General Corporation Law and
Section 180.1101 et. seq. of the Wisconsin Business Corporation Law. Telecomm has taken all requisite corporate action prior to date of this Agreement necessary to adopt and approve this Agreement in accordance with Delaware Corporation Law. Upon execution of this Agreement, Telecomm and NCS shall cause a Certificate of Merger pursuant to this Agreement to be filed with the Secretary of State of Delaware, and shall cause to be filed such certificates, documents or instruments as are required to be filed in the States of Ohio and Wisconsin under the laws of that state in order to effectuate the transactions contemplated by this Agreement.

    1.2 TERMS OF MERGER; CONVERSION OF NCS SHARES.

         1.2.1 GENERAL. NCS shall be merged with and into Telecomm effective as of January 1, 1997 (the "Merger"), and the separate corporate existence of NCS shall thereupon cease. The Articles of Incorporation and Code of Regulations of Telecomm as in effect on the Closing Date shall remain in full force and effect. The Merger Consideration shall be payable on January 3, 1997.

         1.2.2 CONVERSION OF NCS SHARES. The NCS Shares shall be exchanged as a result of the Merger for the Telecomm Shares. Telecomm shall deliver to each Shareholder and Perillo at the Closing and/or within a reasonable time thereafter, a share certificate evidencing ownership of Telecomm Shares, as set forth in the table below, upon surrender to Telecomm of the share certificate or certificates representing such Shareholder's and Perillo's ownership of NCS Shares duly endorsed for transfer or accompanied by properly executed stock powers.


SHAREHOLDER             SHARES OWNED IN NCS           PERCENTAGE OF
-----------             -------------------           -------------
                                                      OWNERSHIP
                                                      ---------

Peter Olk                     1,750                   89.75

Thomas Raasch                   100              5.125

Sandra Perillo                  100              5.125
                               ----             -------

TOTAL                         1,950                      100

TELECOMM SHARES
---------------

Peter Olk                   359,000

Thomas Raasch                20,500

Sandra Perillo               20,500
                            -------

TOTAL                       400,000

         1.2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, NCS Shares outstanding immediately prior to the Merger Date and held by Sandra Perillo, who did not vote in favor of the Merger and who complies with all of the relevant provisions of Section 180.1301, et seq. of the Wisconsin Business Corporation Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until she shall have failed to perfect or shall have effectively withdrawn or lost her rights to appraisal. If, after the Merger Date, she fails to perfect or withdraw or otherwise loses such right, each of her Shares shall thereupon be deemed to have been converted into the right to receive, as of the Merger Date her portion of the Merger Consideration without any interest thereon. NCS shall give Telecomm notice of any demands received by NCS for appraisal of Shares, and Telecomm shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Merger Date, NCS shall not, except with the prior written consent of Telecomm, make any payment with respect to, or settle or offer to settle, and such demands. The delivery of the Telecomm Shares due Sandra Perillo along with her percentage of the cash proceeds shall be held by Telecomm until such time as the delivery of the said Telecomm Shares and cash is required by Wisconsin Law to be paid to Perillo.


                                      ARTICLE 2
                          REPRESENTATIONS AND WARRANTIES OF
                             THE SHAREHOLDERS AND THE NCS

    2.1 REPRESENTATIONS OF EACH SHAREHOLDER. Each Shareholder represents and warrants to Telecomm as follows:

         2.1.1 TITLE. Each Shareholder owns beneficially and of record, and has full power and authority to vote and transfer, free and clear of any claims, liens or encumbrances, the NCS Shares shown above. The NCS Shares set forth on adjacent to such Shareholder's name constitute all of the NCS Shares owned by such Shareholder.

         2.1.2 AUTHORITY.

         (a) Such Shareholder has the full legal right, power and authority to enter into, execute and deliver this Agreement and to perform such Shareholder's obligations hereunder.

         (b) This Agreement has been duly executed and delivered by such Shareholder and is the valid and binding obligation of such Shareholder enforceable in accordance with its terms.

           (c) The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement will not (i) require the further approval or consent of any federal, state, county or local court or other governmental or regulatory body or the approval or consent of any other person; or (ii) conflict with or result in a breach or violation of any of the terms and conditions of, or constitute (with notice, lapse of time or both) a default under or a violation of, any statute, regulation, order, judgment or decree applicable to any such Shareholder or any instrument, contract or other agreement to which such Shareholder is a party.

         2.1.3 NCS LIABILITIES. EXHIBIT "A" sets forth those certain liabilities which Telecomm has agreed to pay from the Two Hundred Fifty Thousand Dollars ($250,000) to be escrowed as part of the consideration of this transaction. These liabilities are categorized as liabilities not incurred in the normal course of business and include as an example all obligations due from NCS to its past and present shareholders and current and past litigation claims. EXHIBIT "A-1" will set forth as of the Merger Date those other obligations of the NCS incurred in the ordinary course of business and which remain due and owing as of the Merger Date. Where exact amounts of these liabilities cannot be determined on the Merger Date, NCS shall indicate the estimated amount due and owing. The payment of the EXHIBIT "A" liabilities shall be subject to the provision of paragraph 3.4. The payment of the EXHIBIT "A-1" liabilities will become the obligation of Telecomm from and after the Merger Date and shall be paid in the ordinary course of business.

         The closing of this transaction is contingent upon Telecomm's review and acceptance of the liabilities set forth in EXHIBITS "A" AND "A-1", provided however, that Telecomm's acceptance of said Exhibits shall not in any manner modify, limit, or invalidate the representations and warranties of NCS and the Shareholder as contained in the Agreement, including but not limited to the representations and warranties specifically pertaining to the accuracy of the liabilities listed in EXHIBITS "A" AND "A-1".

         2.1.4 TAX PAYMENTS AND RETURNS. Such Shareholder has filed all tax reports and returns required to be filed through the date of this Agreement and has paid all taxes and other related charges (including interest and penalties) due or claimed to be due from such Shareholder by federal, state, local or foreign taxing authorities. No taxing authority has audited any portion of such Shareholder's tax return, and there are no notices of audit, pending questions relating to, or claims asserted for, taxes or assessments received by or made against such Shareholder.

         2.1.5 RESTRICTED SHARES. Such Shareholder acknowledges, understands and agrees

         (a) The Telecomm Shares have not been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and have not been registered under any state securities law. The Telecomm Shares may not be resold or redistributed without registration under the Securities Act and any applicable state securities laws, unless an applicable exemption from such registration is available.

         (b) The Telecomm Shares being acquired by such Shareholder under this Agreement, are being acquired for such Shareholder's own account, for investment purposes, not for the interest of any other person, firm or entity, and not with a view to or present intention of reselling or distributing all or any portion of, or interest in, the Telecomm Shares. In order to assure the forgoing and the status of the Merger as a tax free reorganization, Telecomm Shares cannot be sold, assigned, transferred, conveyed, pledged, hypothecated or otherwise disposed of by any Shareholder without the prior written consent of the Company for two years after the date the Merger becomes effective.

         (c) Such Shareholder does not have any right to compel Telecomm to register the Telecomm Shares under the Securities Act or any state securities law and such Shareholder acknowledges that Telecomm has no present intention of registering the Telecomm Shares.

         (d) Such Shareholder has such knowledge and experience in financial and business matters that he is capable by himself of evaluating the merits and risks of his investment in the Telecomm Shares and of making an informed investment decision.

         (e) Such Shareholder is aware of the tax consequences of owning Telecomm Shares and the termination of S corporation status of NCS.

         (f) The certificates evidencing the Telecomm Shares shall bear the following legend:

The shares represented by this stock certificate have not been registered under any state securities act (the "State Acts") or the Securities Act of 1933, as amended (the "Securities

Act"). The shares cannot be sold or otherwise disposed of without either registration or an exemption from registration. The corporation is under no obligation to register the shares under the State Acts or the Securities Act.

    2.2 JOINT AND SEVERAL REPRESENTATIONS OF THE SHAREHOLDERS AND NCS. Each Shareholder and NCS, jointly and severally, represents and warrants to Telecomm as follows:

         2.2.1 ORGANIZATION AND QUALIFICATION; CAPITALIZATION.

         (a) NCS is a Wisconsin corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. NCS has the full corporate power to carry on its business as it is now being conducted.

         (b) The authorized capital stock and the number of shares of capital stock issued and outstanding for NCS is as follows: (i) Authorized Capital Stock 2800; (ii) Issued Shares 1950.

         2.2.2 AUTHORITY.

         (a) NCS has the full legal right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

         (b) This Agreement has been duly executed and delivered by NCS and is the valid and binding obligation of NCS enforceable against NCS in accordance with its terms.

         (c) The Board of Directors of NCS and the Shareholders have approved, and no other corporate proceedings are necessary to authorize, this Agreement and the consummation of the transactions contemplated by this Agreement.

         (d) The execution and delivery of this Agreement and the consummation by NCS of the transactions contemplated hereby will not:

         (i) conflict with, result in a breach of, or constitute or result in a default under any of the terms, conditions or provisions of the Articles of Incorporation (or Certificate of Incorporation), Code of Regulations (or By-Laws) or other governing instruments of NCS;

         (ii) require the further approval or consent of any federal, state, county or local court or other governmental or regulatory body, or the approval or consent of any other person; or

         (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default (with notice, lapse of time or both) under, or a violation of, any statute, regulation, order, judgment or decree applicable to NCS or any instrument, contract or other agreement to which NCS is a party or to which NCS is bound or subject, including without limitation the contracts identified in Sections 2.2.4 and 2.2.5 below.

         2.2.3 FINANCIAL STATEMENTS/DIVIDENDS/DISTRIBUTIONS.

         (a) The balance sheets of NCS as of December 31, 1994 and 1995 and the related statements of income and of cash flows for the twelve (12) month period then ended, previously delivered to Telecomm (collectively, the "1994 and 1995 Financial Statements") accurately and completely present the financial position of NCS at December 31, 1994 and 1995, and the results of operations and cash flows for NCS for the years then ended, in accordance with generally accepted accounting principles consistently applied.

         (b) The unaudited balance sheets of NCS as of February 29, 1996, and the related statements of income and of cash flows for the periods then ended, previously delivered to Telecomm (the "1996 Financial Statements") fairly present the financial position of NCS at February 29, 1996 and the results of operations and cash flow for such entities for the periods then ended, all in conformity with generally accepted accounting principles consistently applied.

         (c) No dividends or other distributions have been made by NCS to their respective Shareholders since December 31, 1995, except for salaries and commissions in the ordinary course of business and except for distributions in April 1996 to the Shareholders for payment of 1995 taxes relating to S corporation earnings as reflected in the 1995 Financial Statements.

         2.2.4 OWNERSHIP OF OPERATING ASSETS.    NCS has good and marketable
title to, or holds under lease (the "Operating Leases"), all of its office equipment, furniture, motor vehicles and other tangible personal property (collectively, the "Operating Assets") owned or used by it in its business, free and clear of all restrictions, liens, claims and other encumbrances except as set forth in EXHIBIT A.



         2.2.5 CONTRACTS AND LEASES. EXHIBIT "D" sets forth the contracts and leases (including office lease) material to the operation of NCS and which have been previously delivered to Telecomm are valid, binding upon the parties thereto, in full force and effect and, except as indicated below, have not been amended or modified. NCS and Shareholders will cooperate in having EXHIBIT "D" Contracts and Lease assigned to Telecomm if requested by Telecomm. NCS and Telecomm acknowledge that a separate assignment of the Contracts and Leases may not be required as a result of the merger of NCS into Telecomm.

         2.2.6 INTELLECTUAL PROPERTY RIGHTS. To the best of the Shareholder's knowledge NCS owns, or holds adequate licenses to, the intellectual property used in its business, including, without limitation, trademarks, service marks, copyrights, patents, and computer software and data bases, free and clear of all restrictions, liens, claims and other encumbrances, and such use does not and will not conflict with, infringe on, or otherwise violate any rights of others.

         2.2.7 EMPLOYEES: EMPLOYEE BENEFITS. The employee benefit programs set forth in EXHIBIT B constitute the only employee benefit programs in effect for NCS prior to the date of this Agreement.

         2.2.8 INSURANCE. NCS has in place and in full force and effect, hazard and liability insurance policies with coverage amounts and deductibles as set forth in EXHIBIT "E".

         2.2.9 PERMITS, LICENSES AND COMPLIANCE WITH LAWS.

          (a) NCS maintains in full force and effect, all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies required to carry on its business.

          (b) NCS is in compliance in all material respects with all federal, state and local laws, ordinances, codes, regulations, orders, requirements, standards and procedures which are applicable to its business.

          (c) NCS nor any officer, director or agent of NCS has been convicted of, charged with, or to the knowledge of NCS or the Shareholders, investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, or financial misconduct; or has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency.

         2.2.10 LITIGATION. Except as set forth in both EXHIBIT A and EXHIBIT
C, there are no claims, complaints, suits, actions and judicial, regulatory, arbitration or governmental actions, proceedings or investigations pending, or to the knowledge of the Shareholders or NCS threatened, against NCS, or any of their respective officers, directors or agents. All litigation set forth in EXHIBIT C when added to the indebtedness set forth in EXHIBIT A should not cause the EXHIBIT A indebtedness to exceed $250,000.

         2.2.11 TAX PAYMENTS AND RETURNS.

         (a) NCS has delivered to Telecomm true and complete copies of its federal, state and local income tax returns for its tax years ended December 31, 1994 and December 31, 1995. NCS has filed all tax reports and returns required to be filed by it through the date of this Agreement and has paid all taxes and other related charges (including interest and penalties) due or claimed to be due from it by foreign, federal, state or local taxing authorities. No taxing authority has audited any portion of a tax return relating to any Shareholder or NCS, and there are no notices of audit, pending questions relating to, or claims asserted for, taxes or assessments received by or made against any NCS.

         (b) Since its inception, NCS has been duly qualified as an S corporation for federal and state income tax purposes and, in connection therewith, (i) has not had more than 35 shareholders, (ii) has not had as a shareholder a person (other than an estate and other than a trust described in Section 1361(c)(2) of the Internal Revenue Code of 1986, as amended) who is not an individual, (iii) has not had a nonresident alien as a shareholder, (iv) has not had more than "one class of stock" (as such term is used in Section 1361 of the Internal Revenue Code of 1986, as amended), (v) has not been an "ineligible corporation" (as such term is used in Section 1361 of the Internal Revenue Code of 1986, as amended), and (vi) has properly filed S corporation elections with and is approved as an S corporation by the Internal Revenue Service and all applicable State Departments of Revenue or Taxation.

         2.2.12 CORPORATE DOCUMENTS AND MINUTE BOOKS; OFFICERS AND DIRECTORS. The minutes of corporate proceedings, stock transfer records, Articles of Incorporation (or Certificate of Incorporation) and Code of Regulations (or By-Laws) of NCS has been delivered to Telecomm and are correct and complete, and accurately reflect all actions and proceedings of the shareholders and Board of Directors of NCS to date.

         2.2.13 BROKERS/FEES. Negotiations related to this Agreement and the transactions contemplated hereby have been carried on by the Shareholders and NCS, and no brokerage or finders' fees are payable by any Shareholder or NCS to any other party in connection with this Agreement or the transactions contemplated hereby.

         2.2.14 ADVERSE CHANGES. Since December 31, 1995, NCS has not suffered any adverse changes in its financial condition, assets, liabilities or business or any damage, destruction or loss to its assets, whether or not covered by insurance.

         2.2.15 OPERATIONS IN THE ORDINARY COURSE. Since December 31, 1995, NCS has been operated only in the normal and ordinary course, and has not:

              (a) issued or committed to issue any capital stock or other ownership interest therein, other than as shown in paragraph 1.2.2.

              (b) granted or committed to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its capital stock or other ownership interest therein;

              (c) entered into any material agreement to make capital expenditures;

              (d) entered into any agreement relating to the borrowing of money or other contract for indebtedness, or the guarantee of any obligation for the borrowing of money;

              (e) entered into any material real or personal property lease; or

              (f) entered into, modified or cancelled any other agreement, contract or commitment which is not terminable upon thirty (30) days, or less, notice.

For purposes of this Section 2.2.15, the term "material" means a contract, agreement or commitment obligating NCS to make an expenditure in excess of Five Thousand Dollars ($5,000), or having a term in excess of one (1) year.

         2.2.16 THIRD PARTY CONSENTS. The Shareholders and NCS have obtained and delivered to Telecomm the consent or approval of each third party whose consent or approval is required or deemed necessary by Telecomm for the consummation of the transactions contemplated by this Agreement.

         2.2.17 TRANSACTIONS WITH RELATED PARTIES. Except for the employment of the Shareholders, and the proposed real estate lease with Peter Olk, the summary terms of which is set forth in EXHIBIT "D", there are no contracts, leases, loans, commitments, transactions, arrangements or other understandings, oral or written, between NCS and any Related Party. For purposes of this Section 2.2.17, the term "Related Party" means (a) any Shareholder, (b) the spouse, lineal descendant or other family member of a Shareholder, (c) any corporation, partnership, trust, limited liability company, or other entity controlled by, or under common control with a Shareholder, (d) any officer, director or employee of NCS, and (e) any person who is a member, partner or shareholder in any relationship or similar form of business association with any person or entity referred to above.

         2.2.18 DISCLOSURE. To the best knowledge of the Shareholders and to the best knowledge of NCS, no representation or warranty by the Shareholders or NCS, or any document, written statement or certificate furnished to Telecomm pursuant to this Agreement (including without limitation the 1994 and 1995 Financial Statements, 1996 Financial Statements, and tax returns), contains any untrue statement of material fact or omits to state a fact necessary in order to make the statements contained herein or therein not misleading.

              2.2.19 ACCURACY OF EXHIBITS "A" AND "A-1". EXHIBIT "A" accurately reflects all obligations of NCS which were not incurred in the "ordinary course of business." For purposes of this representation obligations owed by NCS whether contingent, fixed, liquidated or unliquidated, including but not limited to obligations owed to (i) Shareholders on shareholder loans; (ii) pending or threatened litigation claims; (iii) obligation to repurchase shares of stock from former shareholders shall be considered obligations of NCS NOT incurred in the "ordinary course of business." The obligations and amounts set forth in EXHIBIT "A-1" are true and correct within ten percent (10%) of the total amount shown and/or estimated.


                                      ARTICLE 3
                            REPRESENTATIONS AND WARRANTIES
                                     OF TELECOMM

    Telecomm represents and warrants to NCS and the Shareholders as follows:

    3.1 ORGANIZATION AND GOOD STANDING Telecomm is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Telecomm has full corporate power to carry on its business as it is now being conducted.

    3.2 AUTHORITY. Telecomm has the full legal right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by authorized officers Telecomm and is the valid and binding obligation of Telecomm enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation by Telecomm of the transactions contemplated will not:

           (a) conflict with, result in a breach of, or constitute or result in a default under any of the terms, conditions or provisions of the Certificate of Incorporation or Articles of Incorporation, By-Laws or Code of Regulations, or other governing documents of Telecomm;

           (b) require the further approval or consent of any federal, state, county or local court or other governmental or regulatory body or the approval or consent of any other person; or

           (c) conflict with or result in a breach or violation of any of the terms and conditions of, or constitute (with notice, lapse of time or both) a default under or a violation of, any statute, regulation, order, judgment or decree applicable to Telecomm or any instrument, contract or other agreement to which Telecomm is a party.


    3.3 BROKERS/FEES. Negotiations related to this Agreement and the transactions contemplated hereby have been carried on by Telecomm and no brokerage or finders' fees are payable by Telecomm to any other party in connection with this Agreement or the transactions contemplated hereby.

    3.4 PAYMENT OF EXHIBIT "A" INDEBTEDNESS AND ESCROW. Telecomm agrees only to assume up to Two Hundred Fifty Thousand Dollars ($250,000) of liabilities as set forth in EXHIBIT A. Should the EXHIBIT "A" liabilities be settled by the Shareholders for less than Two Hundred Thousand Dollars ($200,000) the Shareholders and Perillo shall be entitled to receive the difference between Two Hundred Thousand Dollars ($200,000) and the amount required to be paid by Telecomm as additional consideration under this Agreement. The amount between Two Hundred Thousand Dollars ($200,000) and the Two Hundred Fifty Thousand Dollars ($250,000) that was not required to be paid of Telecomm shall be considered as a reduction in the acquisition cost and shall be retained by Telecomm. All EXHIBIT "A" liabilities in excess of Two Hundred Fifty Thousand Dollars ($250,000) and/or liabilities that were excluded from EXHIBIT "A", were not incurred in the ordinary course of business, and should have been scheduled as part of the EXHIBIT "A" liabilities shall be the sole and absolute responsibility of the Shareholders and shall be paid by the Shareholders within thirty (30) days after Telecomm has become aware of any such liability and/or claim. The Two Hundred Fifty Thousand Dollars ($250,000) to be paid by Telecomm on the Merger date shall be held in a separate escrow account which account shall require the signature of both Peter Olk, and one designated representative of Telecomm. Each check paid will require both their signatures.

                                      ARTICLE 4
                        COVENANTS OF THE SHAREHOLDERS AND NCS

    4.1 INSURANCE COVERAGE. The Shareholders and NCS will take all action necessary to maintain, in the name and for the benefit of Telecomm, all insurance policies of NCS.

    4.2 BANK ACCOUNTS. The Shareholders and NCS shall take all action necessary to maintain the bank accounts, lock boxes and other depositaries of NCS and cause them to be identified under Telecomm's federal Employer Identification Number.

                                      ARTICLE 5
                                    MISCELLANEOUS

    5.1 AMENDMENT/MODIFICATION. This Agreement may be amended or modified only in a writing signed by all of the parties.

    5.2 FURTHER ASSURANCES. Each party shall execute and deliver such instruments and take such further actions as shall be reasonably requested by any other party, in order to consummate the transactions, agreements and covenants contemplated by this Agreement, including, without limitations the transfer to Telecomm of title to all of the Operating Assets.

    5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the parties shall survive the execution, delivery and consummation of this Agreement.

    5.4 INDEMNIFICATION AND STOCK PLEDGE.

         5.4.1 INDEMNIFICATION BY THE SHAREHOLDERS. The Shareholders shall jointly and severally indemnify Telecomm against losses (including reasonable attorneys' and other professional fees) (the "Losses") suffered or incurred by Telecomm resulting from or arising out of (i) the inaccuracy or breach of any representations, warranties or covenants of the Shareholders or NCS contained in this Agreement or in any schedule or certificate delivered to Telecomm pursuant to this Agreement, (ii) any claims made or which arise out of the operations or activities of NCS prior to the Merger Date, whether or not asserted, including without limitation tax claims, employee or independent contractor claims, customer claims and environmental claims, and (iii) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to the foregoing, (iv) the EXHIBIT "A" liabilities
exceeding Two Hundred Fifty Thousand Dollars ($250,000),   (v) the EXHIBIT "A-1"
list of liabilities is understated by more than ten percent (10%). As security for the indemnification being given by the Shareholders, the Shareholders agree to pledge their Telecomm stock in favor of Telecomm for a period of one (1) year from the Merger Date. The form of the stock pledge and the assignment of the Telecomm stock is set forth in EXHIBIT D. The Telecomm stock subject to the stock pledge shall be held by Telecomm for the one (1) year period following the Merger Date. The redelivery of the Telecomm stock after the one (1) year period shall in no manner limit the obligations of the Shareholders under

5.4.1. Notwithstanding anything contained herein to the contrary, the Shareholders' obligations to indemnify, as set forth in this paragraph 5.4.1, which arise out of or relate to claims made or which arise out of the operations or activities of NCS prior to the Merger Date and as set forth in subparagraph
(ii), above, shall be limited to claims of which the Shareholders and Telecomm have actual notice prior to the first anniversary of this Agreement.

         5.4.2 INDEMNIFICATION BY TELECOMM. Telecomm shall indemnify the Shareholders and NCS against Losses suffered or incurred by the Shareholders or NCS resulting from or arising out of (i) the inaccuracy or breach of any representations, warranties or covenants of Telecomm contained in this Agreement, and (ii) any and all actions, suits, proceedings, demands, assessments, penalties, fines, judgments, costs and legal and other expenses incident to the foregoing.

         5.4.3 THIRD PARTY CLAIMS.

              (a) If any claim is made or any lawsuit or action is brought against a party or parties ("Indemnified Parties") for which indemnification under this Agreement is sought, written notice thereof shall be given to the party or parties from whom indemnification is sought ("Indemnifying Parties"), as promptly as practicable; PROVIDED. HOWEVER, that the failure of the Indemnified Parties to so notify the Indemnifying Parties shall not affect rights to indemnification hereunder except to the extent the Indemnifying Parties demonstrate actual damages caused by such failure.

              (b) Notwithstanding such notice, the Indemnified Parties shall have the right to take control of the investigation, litigation, defense and settlement of any such claim, lawsuit or action and any appeal arising from such lawsuit or act on, and to employ and engage attorneys of their choice to handle and defend the same. All costs and expenses (including, without limitation, attorneys' and other professional fees) incurred by the Indemnified Parties in connection with, arising from or incident to the investigation, trial and defense of such lawsuit or action and any appeal arising from such claim, lawsuit or action shall be borne by the Indemnifying Parties. The Indemnifying Parties shall cooperate in all reasonable respects, at their cost, risk and expense, with the Indemnified Parties and their attorneys in the investigation, trial and defense of such claim, lawsuit or action and any appeal arising from such claim, lawsuit or action.

    5.5 ARBITRATION.

         5.5.1 Except for actions for injunctive relief, any dispute arising between the parties hereto shall be resolved by arbitration in Cleveland, Ohio in accordance with the Rules of the American Arbitration Association, and the award of the arbitrator(s) shall be final and binding upon the parties. In the event a demand for arbitration is filed pursuant hereto, the parties shall have the same rights to discovery under the Ohio Rules of Civil Procedure as if the dispute had been filed as an original action in an Ohio court of original jurisdiction, and the Cuyahoga County (Ohio) Court of Common Pleas, General Division, shall have jurisdiction and shall be authorized to enforce said rights as if the entire dispute were pending before said court. All parties consent, agree and submit to personal jurisdiction and venue in Cuyahoga County, Ohio.

         5.5.2 All expenses of the arbitration will be borne as determined by the arbitrators, and if not so determined, then equally by the parties.

    5.6 NONDISCLOSURE/PUBLICITY. No press release or governmental notification, report or other filing by any Shareholder or NCS shall be made without Telecomm's approval of the content thereof. Telecomm and its affiliates may issue such press releases and file such governmental filings as necessary, in its judgement, due its status of as a publicly held corporation.

    5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

    5.8 NOTICES. notices pursuant to this Agreement will be deemed to have been given when mailed by certified mail return receipt requested, or when receipt of an overnight courier package, telex or facsimile has been acknowledged in writing, to the following addresses, or as set forth in any notice of change of address previously given in writing by the addressee to the addressor:


    To Telecomm:             9310 Progress Parkway
                             Mentor, Ohio 44060
                             Attention: Michael J. Toth, Chairman
                             Fax: (216) 639-6660


    With a Copy to:          Dworken & Bernstein Co., L.P.A.
                             153 East Erie Street
                             Painesville, Ohio 44077
                             Attention: Melvyn E. Resnick

                             Fax: (216) 352-3469


To the Shareholders and NCS: NCS
                             1361 Glory Road
                             P.O. Box 10565
                             Green Bay, WI 54307
                             Attention: Peter Olk

                             Peter Olk
                             1361 Glory Road
                             P.O. Box 10565
                             Green Bay, WI 54307

                             Thomas Raasch
                             1701 McIntosh Drive
                             Appleton, Wisconsin 54914

    With a copy to:          Mr. David Timm, Esquire
                             Metzler & Hager
                             222 Cherry Street
                             Green Bay, Wisconsin 54301-4223

    5.9 NO ASSIGNMENT. This Agreement may not be assigned by the Shareholders or NCS, by operation of law or otherwise, and any attempt to do so shall be null and void. This Agreement may be assigned by Telecomm to an affiliated entity or to a successor of substantially the entire business of Telecomm.

    5.10 HEADINGS/RECITALS. The section headings contained in this Agreement are for convenience only and are not a part of this Agreement. The recitals to this Agreement constitute an integral part of this Agreement and are incorporated herein by reference.

    5.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one agreement. The signature of any party to any counterpart, or facsimile thereof, may be appended to any other counterpart and when so appended shall constitute an original.

    5.12 COSTS AND EXPENSES. The Shareholders shall bear all costs and expenses incurred by the Shareholders and NCS, and Telecomm shall bear all costs and expense incurred by Telecomm, in connection with or arising out of the negotiation and execution of this Agreement.

    5.13 ENTIRE AGREEMENT. This Agreement, together with its Exhibits and Schedules, and the other agreements executed in connection herewith (including, without limitation the Employment Agreements and Non-Competition Agreements to which Telecomm and the Shareholders are parties) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other agreements and understandings between or among the parties, whether oral or written, with respect to the subject matter hereof, including without limitation the Letter of Intent by and between Telecomm and NCS dated October 25, 1996.

    5.14 WAIVER. No waiver of any breach of any provision of this Agreement shall be deemed a waiver of any other subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of such party to subsequently enforce such provision or any other provision hereof.

    5.15 JURISDICTION/VENUE. Subject to Section 5.5.1, jurisdiction and venue for any action or claim arising hereunder shall lie in the Cuyahoga County
(Ohio) Court of Common Pleas, the United States District Court for the Northern District of Ohio, or other court having appropriate jurisdiction over such action or claim, and each party irrevocably consents to the personal and subject matter jurisdiction and venue of said courts.

    5.16 SEVERABILITY. The provisions of this Agreement are distinct and severable and if any provision is held to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any other provision of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                                  NORTHEASTERN COMMUNICATIONS
                                  SYSTEMS, INC., A WISCONSIN CORPORATION


                             By:
---------------                   ------------------------------------
                                       Peter Olk, President



---------------                   ------------------------------------
                                       Peter Olk, Shareholder



---------------                   ------------------------------------
                                       Thomas Raasch, Shareholder



---------------

                                    TELECOMM INDUSTRIES CORP.
                                    A DELAWARE CORPORATION

                             By:
---------------                   ------------------------------------
                                       Andrew Gorogiani, President



---------------

                                     EXHIBIT "A"


1. Bradley B. Horne                    $  15,534.94        ($3.42 per diem
                                                           after 12/1/96

2. Timm Bacher                         $  26,160.40        ($5.65 per diem
                                                           after 12/1/96)

3. Steven K. VanDyke                   $  24,894.95        ($5.45 per diem
                                                           after 12/1/96)

4  Foth & VanDyke Profit
   Sharing Trust                       $  37,623.04        ($8.24 per diem
                                                           after 1/2/96)

5. Jacquelyn LaCombe
   - Paid with loan proceeds.
    Lender: Bank One Green Bay         $  50,000.00

6. Kriss Lardinois
   - Paid with loan proceeds.
    Lender: Bank One Green Bay         $  50,000.00

7. Ameritech related
   investigation (estimate of
   potential damages                   $  32,000.00

8. Sandra Perillo                      $  42,180.00
                                       ------------
                                       $278,393.33
                                       ------------
                                       ------------




Telecomm's obligation is only to pay $250,000 of the above EXHIBIT "A" listing. All funds in excess of $250,000 required to settle or pay any of the above claims shall be paid by the Shareholders of NCS as that term is defined in the Merger Agreement.

                                    EXHIBIT "A-1"
                                         NCS
                                   ACCOUNTS PAYABLE
                                    31 - DEC - 96


 DESCRIPTION                           DESCRIPTION
--------------------------------------------------------------------------------
 AMERITECH-C50-0457           271.84   HANEFELD BROS                   17.88
 AMERITECH-C50-0463           271.84   MCMAR INC                       15.74
 AMERITECH-224-8772           282.17   METZLER & HAGER              2,174.68
 AMERITECH-339-8000           678.21   NEC AMERICA INC             44,995.69
 AMERITECH-739-1234         1,970.19   NEC LEASING                  4,535.00
 AMERITECH-739-1235           293.77   NELSON CHIROPRACTIC            129.02
 AMERITECH-831-7787           380.52   NEWCAP                         700.00
 AMERITECH-885-6005           174.48    NEW OFFICE PLUS               108.62
 AMERITECH-983-7787           353.16   NOVO TRANSPORTATION             17.34
 AMERITECH-Z01-8613         (178.83)   OUTAGAMIE SERVICES             436.34
 AMERITECH-PAGING             113.40   PITNEY BOWES                   100.80
 ASHWAUBENON WATER             72.89   RAYS TIRE                       11.55
 BAY TOWEL                    208.88   RESOLUTE SYSTEMS               362.50
 BE'S COFFEE SERVICE          117.40   ST LOUIS POST                  159.50
 BRENNAN BUICK              3,500.00   SPIC AND SPAN                   79.20
 CELLCOM                      37.43S   PRINT                       14,994.28
 CITGO                        230.93   SWAN CLUB                    1,400.00
 COMSAL                        51.00   TELEBROKERS                    383.92
 COYOTE ENTERPRISES            95.25   TRAVEL SOURCE                  204.00
 ESTECH SYSTEMS INC.       16,344.00   TULLY SYSTEM                   500.00
 FOX VALLEY TIPS               40.00   UPS                          1,470.38
 G&K SERVICES-BD-MILW         110.00   WAUBE LUBE                      15.70
 G&K SERVICES-GB-APP          159.46   WILLIAMS LANDSCAPE              40.00
 GODFREY & KAHN, SC         6,467.12   WISCONSIN ELECTRIC             576.85
 GRAYBAR                    5,020.52   WI PUBLIC SERVICE            1,574.35
 GREEN BAY PRESS GAZETTE       83.81   WISCONSIN PHYSICIANS           375.00

                           37,149.44                               75,378.34



                                      112,527.78



Approved by Telecomm Industries Corp. this 3rd day of January, 1997.



____________________________________
Michael J. Toth, Chairman
Telecomm Industries Corp.